Exhibit 10.8
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
RESTRICTED STOCK UNIT AGREEMENT
     WHEREAS, Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”), has adopted the Diamond Management & Technology Consultants, Inc. 2000 Stock Option Plan, as amended from time to time, and incorporated herein (the “Plan”), which provides for, among other things, the grant of restricted stock units to employees of the Company as selected by the Committee representing shares of $.001 par value common stock of the Company;
     WHEREAS, the individual designated on the attached “Notice of Grant of Restricted Stock Units” (the “Recipient”) has been selected by the Committee to receive Restricted Stock Units in accordance with the provisions of the Plan indicated on the Notice of Grant of Restricted Stock Units; and
     WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Restricted Stock Units.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and as an inducement to the Recipient to begin employment with the Company or to continue as an employee of the Company, the parties hereto hereby agree as follows:
     1. Definitions.
     All capitalized terms used herein shall have the same meanings as are ascribed to them in the Plan, unless expressly provided otherwise in this Agreement.
          “Agreement” means this Restricted Stock Unit Agreement.
          “Committee” means the Company’s Management Committee, as constituted from time to time.
          “Date of Grant” means the date the Restricted Stock Unit award is granted, as set forth in the Notice of Grant.
          “Disability” means any medically determinable physical or mental impairment which prevents the Recipient from engaging in any substantial gainful activity and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Disability shall be determined by the Committee based upon medical reports and other evidence satisfactory to the Committee.
          “Employee” means an employee of the Company.
          “Notice of Grant” means the “Notice of Grant of Restricted Stock Units” attached hereto and incorporated herein by reference.
          “Restricted Stock Units” means the grant of units representing Stock of the Company. Upon vesting of the Restricted Stock Units, one share of Stock is issued for each Restricted Unit that vests in accordance with the terms of this Agreement and the Notice of Grant.
          “Partner” means the internal company designation for such position.
          “Partner Compensation Program” means the Diamond Management & Technology Consultants, Inc. Partner Compensation Program dated April 1,2007, as amended from time to time.
          “Separation from Service” means separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
          “Specified Employee” means specified employee as defined in the Company’s Policy for Identifying Specified Employees.
          “Stock” means the $.001 per share par value common stock of the Company.
          “Vest Date” means the date upon which the Restricted Stock Unit becomes vested, as set forth in the Notice of Grant.

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     2. Grant of Restricted Stock Units.
     The Committee hereby awards to the Recipient the Restricted Stock Units, on the terms and conditions set forth herein and subject in all respects to the terms and provisions of the Plan and the Notice of Grant, which terms and conditions are incorporated herein by reference.
     3. Restrictions on Transfer.
     The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any way and will not be subject to execution, attachment or similar process, except by will or under the laws of descent and distribution.
     4. Vesting of Restricted Stock Units.
          (a) The Restricted Stock Units will be replaced with Stock issued by the Company only upon and after the Vest Date. Shares of Stock shall be issued as soon as administratively possible following the Vest Date or death, Disability or retirement as provided in section 4(c), but in no event later than 60 days following such event. Notwithstanding the foregoing, if Recipient is a Specified Employee and vesting is accelerated pursuant to section 4(c) upon the Recipient’s retirement, payment will be made six months from Separation from Service.
          (b) The Recipient’s vesting rights herein are predicated upon the Recipient’s continuous employment with the Company from the Date of Grant to the Vest Date. Except as provided below, no portion of this Restricted Stock Unit award shall vest after the date the Recipient ceases to be an Employee for any reason, and any unvested portion of the Restricted Stock Unit award in such case shall be canceled as of that date.
          (c) Notwithstanding anything to the contrary in this Agreement or the Notice of Grant, if the Recipient dies or suffers a Disability prior to a Vest Date, and the Recipient was an Employee at the time of such death or Disability, or if the Recipient retires at or after: (i) age 62, or (ii) age 50 where such Partner shall have been a Partner for at least five consecutive years, the unvested portion of this Restricted Stock Unit award shall automatically vest on the date of such death, Disability or retirement. Notwithstanding the foregoing, accelerated vesting pursuant to this section in the case of retirement as a Partner shall only apply to the unvested Equity or Shares granted during the 36 months prior to the retirement date multiplied by a fraction, the numerator of which is the number of months elapsed between the date of grant and the retirement date, and the denominator is 36.
     5. Acceptance of Grant.
     The Recipient is required to accept the grant upon receipt and review of the grant documentation by promptly returning a signed copy of this Agreement to the Company within 30 days of receipt of the grant documentation. Grants shall not be effective nor any rights exercisable until the Company has received an executed copy of this Agreement evidencing that the grant has been accepted. The Committee may cancel any grant not accepted within 180 days of receipt of the grant documentation.
     6. Modification of Restricted Stock Units.
     At any time and from time to time the Committee may modify, extend or renew the Restricted Stock Units granted hereunder, provided that no such modification, extension or renewal shall impair in any respect the benefit of the Restricted Stock Units to the Recipient without the consent of the Recipient.
     7. Stockholder Rights.
     The Recipient shall have none of the rights of a stockholder with respect to the Restricted Stock Units until the Company has issued Stock in lieu of the Units upon the vesting of such Units and such Stock has been duly recorded on the stock transfer books of the Company. The certificates representing the Stock issued in lieu of the Restricted Stock Units shall bear the legends provided in the Partner Compensation Program, if a partner, and any other required legends.
     8. Other Documents.
     The Recipient acknowledges receipt of copies of the Plan and the Partner Compensation Program, if a Partner, and agrees to all of the respective terms, conditions, restrictions and limitations contained therein.

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     9. Continued Employment.
     The granting of this Restricted Stock Unit award is neither a contract nor a guarantee of continued employment; employment is and always will be on an at will basis. The granting of this Restricted Stock Unit award is a one-time discretionary act and it does not impose any obligations to offer future stock grants or awards.
     10. Personal Data.
     In order to grant Restricted Stock Units to you, the Company may have had to and may continue to process your personal data that it currently has on record and/or data it may obtain from you in the future. Additionally, the Company may have had to and may continue to transfer (electronically or otherwise) such personal data to other Diamond Management & Technology Consultants, Inc. entities for processing in connection with the granting of Restricted Stock Units. Such transfer of personal data may be to other Diamond Management & Technology Consultants, Inc. entities outside of your country, and where necessary, may be further transferred to other Diamond Management & Technology Consultants, Inc. subsidiaries or to outside service providers (such as brokers). Your personal data will be treated as private and confidential and will only be used to the extent necessary in relation to the Restricted Stock Unit award and to comply with any applicable legal, regulatory, tax or accounting requirements. In accordance with the requirements of data protection legislation, your own personal data will be made available to you and in the event such data are incorrect, you may ask for its rectification upon written request. Employees wishing to exercise any such right of access and rectification should contact the Human Resources department in Chicago.
     By signing this Agreement you are acknowledging receipt of this notification and you are consenting to the processing and transfer of your personal data as described above. If you withhold your consent to the transfer and processing of your personal data, the Company will not be able to grant you the Restricted Stock Units.
     11. Notices.
     All notices by one party to the other under this Agreement shall be in writing. Any notice under this Agreement to the Committee or to the Company shall be addressed to the Company at Suite 3000, 875 N. Michigan Avenue, Chicago, Illinois 60611, and any notice to the Recipient shall be addressed to the Recipient at the address listed in the records of the Company. If mailed by United States mail, properly addressed and proper postage prepaid or if sent by recognized overnight courier service, notice shall be effective on the date of mailing or delivery to such courier. If served personally, notice shall be effective as of the date of delivery to the address of the party to whom the notice is addressed. If the effective date as provided above is not a business day, the effective date shall be the next regular business day. Either party may at any time notify the other in writing of a new address for service of notice upon that party.
     12. Severability.
     If any provision of this Agreement for any reason should be found by any arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality, or enforceability of any remaining provision or portion hereof, which remaining provision or portion shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion eliminated.
     13. Agreed Forum.
     All acts required to be performed by the Recipient hereunder shall be deemed to be performed in Chicago, Cook County, Illinois, and the Recipient hereby submits to the jurisdiction of any state or Federal court located in Chicago, Illinois and waives any and all objections to the jurisdiction of such courts and the venue of any action brought therein.
     14. Arbitration.
     In the event of a dispute relating to this Agreement, the parties agree to attempt in good faith to resolve the dispute among themselves. If this is unsuccessful, the parties shall attempt to mutually agree on an alternative dispute resolution mechanism. If the parties cannot so agree on an alternative dispute resolution mechanism, then the parties shall submit this dispute to binding arbitration under the Commercial Rules of the American Arbitration Association. The parties shall each bear one-half (1/2) of the costs of the alternative dispute resolution mechanism.
     In the event arbitration is chosen, each party shall select an arbitrator of its choice within 20 days of the giving or receipt of notice of arbitration. The two, in turn, shall choose a third presiding arbitrator. If the two shall be unable to agree upon the presiding arbitrators or if any party fails or refuses to appoint an arbitrator, the appointing authority shall have the power to make an appointment.

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     The award of the arbitrators, which shall be in writing and furnished within thirty days of the last day of the hearing, shall be final and binding upon the parties and neither party shall appeal the award to any court. Judgment for enforcement of the award of the arbitrators may be entered in any court having jurisdiction thereof. The parties acknowledge that this provision and any award rendered pursuant to it shall be governed by the federal Uniform Arbitration Act.
     15. Equitable Relief.
     The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, or may be made the subject of the arbitration proceedings described in the preceding section.
     16. Applicable State Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the                     day of                                          , 200                    .

RECIPIENT:	THE COMPANY:

Diamond Management & Technology Consultants, Inc.

(Signature)	Adam J. Gutstein
President and Chief Executive Officer

(Print Name)

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